                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

                              NALCO HOLDING COMPANY

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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   62985Q 10 1
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                                 (CUSIP Number)

                                    Chinh Chu
                            c/o The Blackstone Group
                       345 Park Avenue, New York, NY 10154
                                 (212) 583-5000
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           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                    Copy to:

                           Edward P. Tolley III, Esq.
                         Simpson Thacher & Bartlett LLP
                               425 Lexington Ave.
                            New York, New York 10017

                                 August 22, 2005
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Amendment No. 1, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (ss)240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the
Act but shall be subject to all other provisions of the Act (however, see the
Notes).

CUSIP NO. 62985Q 10 1

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1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)

        Blackstone Management Associates IV L.L.C.
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  _
                                                                      (b)  X

--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                              [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
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                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH            19,767,140 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------

CUSIP NO. 62985Q 10 1

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)

        Blackstone Capital Partners IV L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  _
                                                                      (b)  X
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                             [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH            19,068,659 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           19,068,659 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,068,659 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        13.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 62985Q 10 1

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Blackstone Capital Partners IV-A L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) _
                                                                      (b) X
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                             [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH            303,139 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           303,139 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        303,139 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 62985Q 10 1

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)

        Blackstone Family Investment Partnership IV-A L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  _
                                                                      (b)  X
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                             [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH            395,343 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           395,343 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        395,343 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.3%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

CUSIP NO. 62985Q 10 1

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Peter G. Peterson
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) _
                                                                      (b) X
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                             [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
   OWNED BY EACH           19,767,140 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

CUSIP NO. 62985Q 10 1

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen A. Schwarzman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) _
                                                                      (b) X
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS
               OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                             [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S.A.
--------------------------------------------------------------------------------
                    7      SOLE VOTING POWER

                           None
                    ------------------------------------------------------------
 NUMBER OF SHARES   8      SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH            19,767,140 shares (See Items 4 and 5)
 REPORTING PERSON   ------------------------------------------------------------
       WITH         9      SOLE DISPOSITIVE POWER

                           None
                    ------------------------------------------------------------
                    10     SHARED DISPOSITIVE POWER

                           19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        19,767,140 shares (See Items 4 and 5)
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        [X]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

         This Amendment No. 2 supplements and amends Item 5, of the Statement on
Schedule 13D filed on November 24, 2004 as amended by Amendment No. 1 to the
Statement on Schedule 13D filed on August 19, 2005 (as so amended, the
"Statement on Schedule 13D") by (i) Blackstone Management Associates IV L.L.C.,
a Delaware limited liability company ("BMA"), (ii) Blackstone Capital Partners
IV L.P., a Delaware limited partnership ("BCP IV"), (iii) Blackstone Capital
Partners IV-A L.P., a Delaware limited partnership ("BCP IV-A"), (iv) Blackstone
Family Investment Partnership IV-A L.P., a Delaware limited partnership ("BFIP
IV" and, together with BCP IV and BCP IV-A, the "Blackstone Funds"), (v) Mr.
Peter G. Peterson and (vi) Mr. Stephen A. Schwarzman (the foregoing, collectively, the "Reporting Persons"), relating to the shares of common stock, par value $0.01 (the "Common Stock"), of Nalco Holding Company (the "Issuer").

         Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the
Statement on Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby amended and supplemented by deleting it in its entirety and replacing it with the following:

         On August 17, 2005, Nalco LLC sold an aggregate of 29,000,000 shares of
Common Stock pursuant to an underwritten offering registered on the registration statement on Form S-1 (File No. 333-126642) filed by the Issuer with the Securities and Exchange Commission on July 15, 2005 and thereafter amended on August 2, 4, 9 and 12, 2005 (as amended, the "Registration
Statement").

         On August 18, 2005, the underwriters exercised their over-allotment option to purchase an additional 4,350,000 shares of Common Stock from Nalco
LLC. The closing of such sale occurred on August 22, 2005.

         The 19,767,140 shares of Common Stock shown as beneficially owned by the Blackstone Funds in this Amendment No. 2 to Schedule 13D reflect the
Blackstone Funds' percentage interest in the 57,202,258 shares of Common Stock held of record by Nalco LLC, based on the Blackstone Funds' combined percentage economic interest in Nalco LLC, and excludes the balance of such shares which represent the other Sponsors' and management members' percentage interest in
Nalco LLC. The shares of Common Stock shown as beneficially owned by BMA and the
Founding Members include the shares of Common Stock shown as beneficially owned by the Blackstone Funds. Because voting and dispositive decisions of Nalco LLC with respect to the Common Stock require the approval of at least two of the
Sponsors, the Blackstone Funds, BMA and the Founding Members each disclaim beneficial ownership of the Common Stock reported as beneficially owned by Nalco
LLC or any of the other Sponsors, and the filing of this Amendment No. 2 to
Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities.

         (a) See the information contained on the cover pages to this Amendment
No. 2 to Schedule 13D, which is incorporated herein by reference. The percentage of the class beneficially owned by each Reporting Person is based on 141,663,369 issued and outstanding shares of Common Stock, as reported by the Issuer in the
Registration Statement.

         (b) See the information contained on the cover pages to this Amendment
No. 2 to Schedule 13D, which is incorporated herein by reference.

         (c) Except for the information set forth herein, or incorporated by reference herein, none of the Reporting Persons has effected any transaction relating to the Common Stock during the past 60 days.

         (d) In accordance with the terms of the Nalco LLC Limited Liability
Company Operating Agreement and, if approved by the board of directors of Nalco
LLC, the members of Nalco LLC have the right to receive dividends from and the proceeds from any sale of Common Stock in accordance with their membership interests in Nalco LLC.

         (e) Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated: August 24, 2005
                               BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C.

                               By: /s/ Chinh Chu
                                   ----------------------------------------
                                   Name:  Chinh Chu
                                   Title: Member

                               BLACKSTONE CAPITAL PARTNERS IV L.P.

                               By: Blackstone Management Associates IV L.L.C.,
                                   its General Partner

                                   By: /s/ Chinh Chu
                                       ------------------------------------
                                       Name:  Chinh Chu
                                       Title: Member

                               BLACKSTONE CAPITAL PARTNERS IV-A L.P.

                               By: Blackstone Management Associates IV L.L.C.,
                                   its General Partner

                                   By: /s/ Chinh Chu
                                       ------------------------------------
                                       Name:  Chinh Chu
                                       Title: Member

                               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP
                                   IV-A L.P.

                               By: Blackstone Management Associates IV L.L.C.,
                                   its General Partner

                                   By: /s/ Chinh Chu
                                       ------------------------------------
                                       Name:  Chinh Chu
                                       Title: Member

                               /s/ Peter G. Peterson
                               -----------------------------------
                               PETER G. PETERSON

                               /s/ Stephen A. Schwarzman
                               -----------------------------------
                               STEPHEN A. SCHWARZMAN